M E M O R A N D U M



   To:         Board of Directors

   From:       Paul W. Hess, General Counsel

   Date:       February 16, 1995

   Re:         Registration Statement on Form S-8


         I have examined the Registration Statement on Form S-8 to be filed by Ballard Medical Products (the "Company") with the Securities and Exchange Commission on or about February 16, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of the Company's common stock, $.10 par value (the "Shares"), issuable upon exercise of options granted or to be granted under the 1994 Stock Option Plan (the "Plan"), including all exhibits to the Registration Statement.

         It is my opinion that, upon completion of the proceedings being taken or contemplated by the Company to be taken prior to the issuance and sale of the Shares pursuant to the Plan, including shareholder approval of the Plan, and upon completion of the filings and proceedings required in order to permit such transactions to be carried out in accordance with the Securities Laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and the Registration Statement, will be legally and validly issued, fully paid and nonassessable. This opinion is being rendered pursuant to Regulation Section 229.601(b)(5).

         I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                                 Sincerely,

                                 Paul W. Hess
                                 General Counsel